Exhibit 10.22

August 29, 2016

Via E-Mail Delivery to John Burke

Re:     Transition Arrangements

Dear John:

As you know, Rovi Corporation (“Rovi”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with TiVo Inc. (“TiVo”), and upon consummation of the transactions under the Merger Agreement both Rovi and TiVo will become wholly owned subsidiaries of a common parent company that will retain the TiVo brand name (“Parent”) (collectively the “Merger”).

This closing of the Merger constitutes a “Change in Control” within the definitions of the Executive Severance and Arbitration Agreement between you and Rovi dated as of March 1, 2014 (the “ESAA”). As a result of this Change of Control, Rovi and Parent have determined that your employment with Rovi will be terminated at the end of the day on December 30, 2016. Because the termination of your employment falls within the timeframe specified in the ESAA that triggers your right to all Change of Control termination benefits as set forth within the ESAA, Rovi and Parent agree that you shall receive those benefits, including those in paragraph 3 of the ESAA, entitled, “Equity Compensation; Change of Control” upon the last day of your employment with Rovi.

As we have discussed, Rovi has determined that your services are still needed, although in a significantly lesser capacity than your current role, to assist with the transition and Merger. To that end, you and Rovi have agreed upon a transition and separation arrangement, the terms of which are set forth in this letter agreement (the “Letter Agreement”). For clarity, the parties all agree that the ESAA shall remain in full force and effect except as modified by this Letter Agreement. Although all of your rights to the above-referenced Change of Control severance benefits shall be preserved without the need for you to invoke the Good Reason clause of the ESAA, your actual role and duties for the remaining four months of your employment shall be changed. This Transition Letter affirms your right to all Change of Control benefits, and sets forth Rovi’s, Parent’s and your expectations of each other’s roles and responsibilities from now through December 30, 2016.

Position and Transition Period Benefits

Effective as of September 6, 2016, you will no longer serve as Rovi’s Executive Vice President and Chief Operating Officer, and you will remain employed through Friday, December 30, 2016 (the “Transition Period”). You shall cease to be a section 16 officer of Rovi as of September 6, 2016. During the Transition Period, you will serve as an executive advisor to Parent’s chief executive officer and chief operating officer to support both the integration efforts and the goals of Rovi and Parent. You are not expected to report to the office during this time, but rather to be reasonably available on mutually convenient times for phone and email consultation.

For the Transition Period, your annual base salary will remain the same as in effect as of the date of this Letter Agreement, which is $475,000, and your current welfare and other employee benefits will continue unchanged.

For the Transition Period, you will not be eligible for any bonus arrangements other than as provided in the Executive Severance and Arbitration Agreement between you and Rovi dated as of March 18, 2014 (the “ESAA”), subject to all of the terms and conditions thereof.

During the Transition Period, you will not participate in any annual merit process or receive any equity grants.

As a condition of continued employment during the Transition Period, you will be expected to continue to abide by Rovi’s and Parent’s Code of Conduct, insider trading policy, arbitration policy and Proprietary Information, Inventions and Ethics Agreement.

As your employment relationship with Rovi and Parent is at-will, either you, Rovi or Parent may terminate the employment relationship at any time earlier than the December 30, 2016 date, for any reason, with or without notice, subject to the terms contained herein; provided further, however, that termination by either party for any reason shall not in any way, or for any reason, reduce or otherwise affect your rights to receive all of the Change of Control severance benefits as set forth in the “Termination Benefits” section of his Letter Agreement, or in the ESAA, the terms of which ESAA are expressly incorporated into this Letter Agreement by reference. If the Company terminates your employment without Cause prior to December 30, 2016, you shall be entitled to payment of your annual base salary through December 30, 2016. If you chose to terminate your employment prior to December 30, 2016, your salary during the Transition Period will cease as of your terminated date. It is understood that your rights under the ESAA and this Letter Agreement constitute the full, complete and final expression of your employment relationship with Rovi and/or Parent, and that no modifications, alterations or amendments to either agreement can be made, either expressly or impliedly, unless in writing and signed by you and the CEO of Rovi or Parent.

Termination Benefits

Upon any termination of your employment, either during or at the conclusion of the Transition Period described above, and subject to and conditioned upon your compliance with the release agreement provisions of Section 1(h) of the ESAA, you shall receive the separation benefits set forth in Sections 1(b), 1(c), 2 and 3 of the ESAA, which are:

1.
An amount equal to twelve months of your current base salary ($475,000), less all applicable withholdings and deductions, paid over such twelve-month period on the schedule (and subject to earlier termination) described below (the “Salary Continuation”);

2.
An amount equal to your full 2016 target bonus (assuming full performance, but no over-performance, of targets, and for clarity excluding any discretionary bonuses), which for clarity is equal to seventy percent (70%) of your base salary ($332,500), payable in a lump-sum, less applicable deductions and withholdings, on the 60th day following your Separation from Service (as defined in the ESAA);

3.
Continued Welfare Benefits (as defined in the ESAA), for the time period described in Section 2(a) of the ESAA and on the other terms and conditions set forth in Section 2 (including Section 2(c)) of the ESAA; and

4.	Acceleration of all then-unvested Stock Awards held by you as of the end of the Transition Period, in accordance with Section 3 of the ESAA.

As provided in the ESAA, Rovi shall pay the Salary Continuation during the twelve (12) month period immediately following the date on which your employment with Rovi terminates; provided, however, that, if you commence within such twelve (12) month period new employment with compensation that is substantially comparable to such Salary Continuation, such Salary Continuation shall cease on the later of (i) the date six (6) months after your employment with Rovi terminates or (ii) the date you commence new employment. In accordance with the ESAA, Welfare Benefits are coterminous with the Salary Continuation period, except for the COBRA provisions of Section 2(c) of the ESAA.

Any dispute concerning the rights and obligations set forth in this Letter Agreement shall be heard in accordance with the “Arbitration of Claims” provisions in Section 8 of the ESAA.

Additional Acknowledgements

This Letter Agreement supersedes any prior or contemporaneous oral or written understanding on such subjects, except that it cannot, and does not, in any way reduce or diminish your rights to receive all Change of Control benefits under the ESAA, as affirmed by Rovi and Parent on pages 1 and 2 of this Letter Agreement.  No party is relying on any representations, oral or written, on the subject of the effect, enforceability, or meaning of this Letter Agreement, except as specifically set forth in this Letter Agreement.  In the event of a conflict between any of the terms of this Letter Agreement and any of the terms of any other agreement with the Company, Parent or its affiliates, the terms of this Letter Agreement shall prevail. We recommend that you retain a copy of this Letter Agreement and keep it with the copies of your offer letter with Rovi, your ESAA, and the award agreement(s) for each of your Rovi equity awards.

To indicate your understanding and agreement with this Letter Agreement, please sign the Acknowledgement and Agreement section below and return the entire executed Letter Agreement to Dustin Finer.

This Letter Agreement will be governed by the laws of the State of California without regard or reference to the rules of conflicts of law that would require the application of the laws of any other jurisdiction.

Very truly yours,

Rovi Corporation
a Delaware corporation

By:__________________________

Parent

By:__________________________

ACKNOWLEDGMENT AND AGREEMENT:

The undersigned hereby acknowledges that (a) the undersigned has carefully read this Letter Agreement and hereby agrees to the terms of this Letter Agreement, and (b) Parent is an expressly intended third party to, and beneficiary of, this Letter Agreement who shall be bound by the all of the terms of this Letter Agreement and the ESAA, and who may enforce the terms hereof.

__________________________             __________________________
Date                         Employee Signature

John Burke________________
Employee Name (Please Print)